Exhibit 99.3

                        Composite Technology Corporation

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

On July 3, 2006, Composite Technology Corporation (CTC) completed its acquisition of EU Energy plc (EU), a United Kingdom based manufacturer of wind turbine equipment. Under the terms of the Share Purchase Agreement, CTC acquired all of the issued and outstanding capital stock of EU Energy, plc in exchange for 39,169,665 shares of CTC restricted stock. The transaction was valued at approximately $60.7 million. The Share Exchange Agreement includes provisions for a 12 month lock-up for all CTC stock issued or issuable to major shareholders and allows for indemnification of CTC by major shareholders of EU under certain events if the total claims exceed $500,000. The Share Exchange Agreement is available on Form 8K filed on June 8, 2006.

The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2006 gives effect to the acquisition as if it had occurred on June 30, 2006, combining the historical consolidated balance sheet of CTC as of June 30, 2006 and the historical consolidated balance sheet of EU Energy PLC as of June 30, 2006

The combining companies have different year-ends for reporting purposes. EU Energy maintained its accounting records with a fiscal year ending March 31 and CTC maintains its accounting records on a fiscal basis, ending on September 30. The unaudited pro forma combined condensed consolidated statement of operations for the twelve months ended September 30, 2005 and 2004 and for the nine months ended June 30, 2006 gives effect to the acquisition as if it had occurred on October 1, 2004, combining the historical consolidated operations of CTC for the fiscal years ended September 30, 2005 and the nine months ended June 30, 2006, respectively with the historical consolidated statements of operations for EU Energy PLC for the twelve months ended September 30, 2005, and for the nine months ended June 30, 2006 respectively.

The unaudited pro forma combined condensed consolidated financial information has been prepared and should be read in conjunction with the historical consolidated financial statements and the related notes thereto of CTC, the "Management Discussion and Analysis of Financial Condition and Results of Operations," included in CTC's Form 10-K and 10-K/A for the years ended September 30, 2005 and the Quarterly Report on Form 10-Q as of June 30, 2006 filed with the Securities and Exchange Commission, and the financial statements and related notes thereto of EU Energy PlC for the fiscal years ended March 31, 2006 and 2005 and inception (January 30, 2004) to March 31, 2004, and the three months ended June 30, 2006 and 2005, included herein in this Current Report on Form 8-K.

The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined entity. The pro forma adjustments do not include any adjustments to historical revenue for any future price changes nor any adjustments to selling, marketing or any other expenses for any future operating changes.

The following unaudited pro forma combined condensed consolidated financial information has been prepared to give effect to the acquisition for using the purchase method of accounting. This financial information reflects certain assumptions and estimates deemed probable by management regarding the acquisition based upon the assets and liabilities acquired. These estimates and assumptions are preliminary and have been made solely for the purposes of developing this pro forma information. Unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results that would have been realized had the entities been a single entity during this period. Additional, the future consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because a variety of factors, including access to additional information, changes in values not currently identified and changes in operating results, which could result in adjustment to among other items identifiable assets and goodwill. The purchase price allocation is preliminary and a final determination of required purchase accounting adjustments will be made upon the completion of a final analysis of the total purchase cost and the fair value of the assets and liabilities assumed.

                        COMPOSITE TECHNOLOGY CORPORATION

                    PRO FORMA COMBINED CONDENSED CONSOLIDATED
                                  BALANCE SHEET
         (in thousands of US dollars except share and per share amounts)

                                                            (unaudited)

                                                             Historical                               Pro Forma
                                                 -----------------------------------  ---------------------------------------
                                                   Composite
                                                  Technology
                                                  Corporation            EU Energy    Reclassifications           Combined
                                                     As of                 As of            and                    As of
                                                 June 30, 2006         June 30, 2006     Adjustments      Ref.  June 30, 2006
                                                 -------------         -------------  -----------------         -------------
     CURRENT ASSETS
     Cash and cash equivalents                   $         261         $       1,144                 --                 1,405
     Accounts receivable, net                               35                 9,311                 --                 9,346
     Inventory                                           2,187                23,507                 --                25,694
     Prepaid expenses and other current                  1,584                 5,712               (220)   (b)          6,826
     assets
                                                                                                   (250)   (c)
                                                 -------------         -------------  -----------------         -------------
     Total current assets                                4,067                39,674               (470)               43,271

     PROPERTY AND EQUIPMENT, net                         2,544                   625              1,877    (d)          5,046
     OTHER ASSETS                                          667                    --             36,690    (e)         37,357
                                                 -------------         -------------  -----------------         -------------
     TOTAL ASSETS                                $       7,278         $      40,299             38,097                85,674
                                                 =============         =============  =================         =============
     LIABILITIES AND SHAREHOLDERS' EQUITY
     CURRENT LIABILITY
     Accounts payable - trade                            2,542                 6,083              (250)    (c)          8,375
     Other accrued expenses                              1,369                 3,615                780    (b)          5,764
     Provision for Warranties                               --                12,547            (6,123)    (h)          6,424
     Current portion of long term debt                   3,148                    --                 --                 3,148
     and capital leases
                                                 -------------         -------------  -----------------         -------------
     Total current liabilities                           7,059                22,245            (5,593)                23,711

     LONG TERM LIABILITIES
     Provision for Warranties                               --                    --              6,123    (h)          6,123
     Long Term Debt and Capital Leases                   6,265                    --                 --                 6,265
                                                 -------------         -------------  -----------------         -------------
     Total Liabilities                           $      13,324         $      22,245                530                36,099
                                                 -------------         -------------  -----------------         -------------
     SHAREHOLDERS' EQUITY (DEFICIT)
     Common stock                                          137                    --                 39    (f)            176
     Additional paid-in capital                         78,379                 2,563            (2,563)    (g)        133,961
                                                                                                 55,582    (f)
     Accumulated Translation Adjustment                                        (142)                142    (g)             --
     Accumulated Deficit                              (84,562)                15,633           (15,633)    (g)        (84,562)
                                                 -------------         -------------  -----------------         -------------
     Total shareholder's Equity (Deficit)              (6,046)                18,054             37,567                49,575
                                                 -------------         -------------  -----------------         -------------
     TOTAL LIABILITIES AND SHAREHOLDERS'         $       7,278         $      40,299             38,097                85,674
     DEFICIT
                                                 =============         =============  =================         =============

                        COMPOSITE TECHNOLOGY CORPORATION

        PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
         (in thousands of US dollars except share and per share amounts)

                                                        (unaudited)

                                                         Historical                                     Pro Forma
                                         ----------------------------------------      ----------------------------------------
                                              Composite
                                             Technology
                                             Corporation        EU Energy, PLC,        Reclassifications
                                             Year ended            Year ended                and
                                         September 30, 2005    September 30, 2005         Adjustments      Ref        Combined
                                         ------------------    ------------------      -----------------            -----------
  Revenue:
       Product Sales                     $            1,009    $           10,446      $              --            $    11,455
       Service and Maintenance                           --                 1,925                     --                  1,925
                                         ------------------    ------------------      -----------------            -----------
  Total Revenue                          $            1,009    $           12,371      $              --            $    13,380

  Costs and expenses
  Cost of products sold                                 651                 7,373                     --                  8,024
  Cost of Service and                                    --                10,655                     --                 10,655
  Maintenance Revenue
  General and administrative                          5,481                 2,892                   (973)  (h)            7,400
  Legal, professional, &                              3,561                    --                    973   (h)            4,534
  consulting
  Research and development                            5,414                   321                     --                  5,735
  Sales and Marketing                                 1,122                   497                     --                  1,619
  Depreciation                                          559                     5                    380   (i)              944
  Reorganization Expense -                            1,276                    --                     --                  1,276
  Bankruptcy legal fees
                                         ------------------    ------------------      -----------------            -----------
  LOSS FROM OPERATIONS                   $          (17,055)   $           (9,372)     $            (380)           $   (26,807)
                                         ------------------    ------------------      -----------------            -----------
  OTHER INCOME AND EXPENSE
  Interest expense                                   (2,239)                   (7)                    --                 (2,246)
  Interest and other income &                            71                    73                     --                    144
  expense, net
  Litigation settlements                            (14,464)                   --                     --                (14,464)
  Reorganization item -
  adjustment to carrying value -
  Convertible Debt                                   (6,477)                   --                     --                 (6,477)
                                         ------------------    ------------------      -----------------            -----------
  Total other income/expense             $          (23,109)   $               66      $              --            $   (23,043)
                                         ------------------    ------------------      -----------------            -----------
  Loss before Income Taxes               $          (40,164)   $          (10,067)     $             381            $   (49,850)
                                         ------------------    ------------------      -----------------            -----------
  Income Taxes                           $               --    $               --      $              --            $        --
                                         ------------------    ------------------      -----------------            -----------
  Loss from Continuing                              (40,164)              (10,067)                   381                (49,850)
  Operations
                                         ------------------    ------------------      -----------------            -----------
  BASIC AND DILUTED LOSS PER
  SHARE FROM CONTINUING                               (0.35)                (0.41)                                        (0.32)
  OPERATIONS
                                         ------------------    ------------------      -----------------            -----------
  WEIGHTED-AVERAGE COMMON SHARES                114,384,274            24,720,774             14,441,402            153,546,450
  OUTSTANDING

        PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
         (in thousands of US dollars except share and per share amounts)

                                                      (unaudited)

                                                       Historical                                      Pro Forma
                                       ------------------------------------------      ---------------------------------------
                                           Composite
                                          Technology
                                          Corporation            EU Energy, Ltd        Reclassifications
                                       Nine Months ended        Nine Months ended            and
                                         June 30, 2006            June 30, 2006           Adjustments      Ref      Combined
                                       -----------------        -----------------      -----------------         -------------
   Revenue:
        Product Sales                              2,839        $          20,165      $              --         $      23,004
        Service, Maintenance, &                      550                    5,809                     --                 6,359
   Consulting Revenue
                                       -----------------        -----------------      -----------------         -------------
   Total Revenue                                   3,389        $          25,974      $                         $      29,363

   Costs and expenses
   Cost of production sales sold                   2,246                   16,549                     --                18,795
   Cost of Service, Maintenance, &                   305                    7,589                     --                 7,894
   Consulting Revenue
   General and administrative                      3,312                    7,549                 (1.432)  (h)           9,429
   Legal, professional, & consulting               1,760                       --                  1,432   (h)           3,192
   Research and development                        3,207                    1,027                     --                 4,234
   Sales and Marketing                             1,304                    1,573                     --                 2,877
   Depreciation                                      593                      299                    586   (i)           1,478
   Reorganization Expense -                          635                       --                     --                   635
   Bankruptcy legal fees
                                       -----------------        -----------------      -----------------         -------------
   LOSS FROM OPERATIONS                           (9,973)       $          (8,612)     $            (586)        $     (19,171)
                                       -----------------        -----------------      -----------------         -------------
   OTHER INCOME /EXPENSE
   Interest expense                               (1,947)                     (99)                    --                (2,046)
   Other income & expenses, net                   (1,164)                     800                     --                  (364)
   Expense related to Debt
   Conversion inducement                          (2,250)                      --                     --                (2,250)
   Reorganization item - adjustment
   to carrying value - Convertible
   Debt                                           (2,622)                      --                     --                (2,622)
                                       -----------------        -----------------      -----------------         -------------
   Total other income/expense                     (7,983)       $             701      $              --         $      (7,282)
                                       -----------------        -----------------      -----------------         -------------
   Loss before Income Taxes                      (17,956)       $          (7,911)     $            (586)        $     (26,453)
                                       -----------------        -----------------      -----------------         -------------
   Income Taxes                                        3        $              40      $              --         $          43
                                       -----------------        -----------------      -----------------         -------------
   Loss from Continuing Operations               (17,959)                  (7,951)                  (586)              (26,496)
                                       -----------------        -----------------      -----------------         -------------
   BASIC AND DILUTED LOSS PER SHARE                (0.14)                   (0.31)                                       (0.16)
   FROM CONTINUING OPERATIONS
                                       -----------------        -----------------      -----------------         -------------
   WEIGHT-AVERAGE COMMON SHARES              131,272,920               25,737,317             13,432,348           170,442,585
   OUTSTANDING

                        Composite Technology Corporation
           NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE
                        SHEET AND STATEMENT OF OPERATIONS
                                   (unaudited)

The following pro forma adjustments and reclassifications have been reflected in the unaudited pro forma combined condensed consolidated balance sheet and statements of operations:

(a) The calculation of the purchase price for the assets and liabilities acquired is presented below:

       Acquisition related expenses                            $        1.0
       Value of stock issued for EU Energy issued
       share capital                                                   55.6
                                                                      -----
       Total Purchase Price                                    $       56.6


Under Statement of Financial Accounting Standard (SFAS) No. 141 "Business Combinations," the total purchase price was allocated to EU Energy, PLC's assets and liabilities based on their estimated fair values. The total purchase price was allocated to tangible assets and liabilities, and intangible assets, including goodwill, in process research and development (IPR&D), and intellectual property licensing agreements. Goodwill as a result of the acquisition will be subject to an annual impairment test and will not be amortized under SFAS No. 142, "Goodwill and Other Intangible Assets."

The value of stock issued was calculated in accordance with Emerging Issues Task Force (EITF Issue No 99-12, "Accounting for Formula Arrangements under EITF Issue No. 95-19, "Determination of the Measurement Date for the Market Price of Securities Issued in a Purchase Business Combination," which differs from the value as calculated in accordance with the Share Exchange Agreement. We valued the stock issued at $1.42 per share which was the average closing market price for the six trading days surrounding the date we publicly announced our agreement to purchase EU Energy via press release prior to the market opening on June 5, 2006. The press release was incorporated in our Form 8-K dated June 8, 2006.

(b) Represents prepaid and accrued acquisition costs related to transaction fees, professional fees, and other expenses related to the acquisition.

(c) Represents advances made to CTC by EU prior to the acquisition that are considered inter-company balances and are eliminated in the pro forma consolidation.

(d) Represents an adjustment to the fair market value for fixed assets, primarily for fixed assets previously written off against negative goodwill that resulted from the acquisition of EU Energy, Ltd.'s Dewind subsidiary in July, 2005.

(e) Allocation of the preliminary purchase price.

CTC has not completed its evaluation or determination of the estimated fair values of the intangible assets assumed in the acquisition. The valuations, when completed, will rely on methodologies that most closely relate to the fair market value assignment with the economic benefits provided by each asset and the risks associated with the assets. In valuing the intellectual property licensing agreements, an income based approach will be used to best quantify the economic benefits and risk. The benefits consist of projections of net cash flows and the risks by applying an appropriate discount rate. We may allocate portions of the purchase price to one or more of the following categories:
IPR&D, vendor agreements, intellectual property licensing agreements, trademarks, customer lists, or customer relationships including relationships with service customers and the order backlog for our next generation turbines. Based on initial work performed, it appears that a substantial amount of the excess of the purchase price over the net assets acquired will be allocated to goodwill due to uncertainties surrounding the future benefits of the order backlog under turbine reserve agreements, the vendor agreements, and the intellectual property agreements. Any amounts allocated or allocable to intangible assets other than goodwill will be amortized over their estimated useful lives. For the turbine reserve agreements, vendor agreements, and intellectual property agreements, the estimated useful life is considered to be the remainder of the contract agreements. Based on a review of the underlying Research and Development work performed by EU Energy since inception it was determined on a preliminary basis that an insignificant amount of IPR&D existed. Actual amounts and classifications of allocated intangible assets may differ from these preliminary figures.

Allocation of the preliminary purchase price (in millions):

          Assets
                Fair value of EU Energy's assets          $     42.1
                Goodwill and other intangible assets            36.7

          Liabilities
                Fair value of EU Energy's liabilities          (22.2)
                                                          ----------
          Total Purchase Price                            $     56.6
                                                          ==========

The potential significant amount of goodwill acquired represents expected future economic value from the following synergies and market opportunities: i. At the date of the transaction, EU Energy had obtained committed but not binding wind turbine orders of approximately $2.9 billion from wind farm operators in the United States for its new D8.2 wind turbine with deliveries beginning in 2007 through 2011; ii. The EU Energy service organization is expected to achieve profitability in the near term due to improving efficiencies and the lapse of existing product warranties allowing for increased service and maintenance billings; iii. Future sales of the new D8.2 and D8.1 wind turbines and sales of the D6 and D8 wind turbines in the US and worldwide; iv. Sales synergies with CTC's ACCC cable product as wind farm operators and transmission grid operators increase electrical transmission capacity required to connect new wind farm generation to the existing electrical transmission grid.

(f) Represents the issuance of CTC stock as described in (a) above.

(g) Represents the elimination of historical EU Energy equity and accumulated translation adjustments.

(h) Represents reclassifications to conform EU Energy's financial statements to CTC presentation. The reclassifications relate to legal expenses which are incluced in the Legal, Professional, and Consulting line item for CTC and were included in General and Administrative expenses for EU.

(i) Represents an adjustment for additional depreciation resulting from the increase to FMV for fixed assets previously written off by EU Energy against negative goodwill acquired from the EU Acquisition of DeWind. See EU Energy audited financials for additional information.

(j) No tax adjustment was made related pursuant to the EU acquisition since CTC provided a valuation allowance to fully offset its deferred tax assets as of September 30, 2005 and June 30, 2006. The valuation allowance was recorded after considering a number of factors, including our cumulative operating losses in fiscal 2003, 2004, and 2005. Based on the weight of both positive and negative evidence regarding the recoverability of deferred tax assets, CTC concluded that a valuation allowance was required to fully offset the net deferred tax assets, as it is more likely than not that the deferred tax assets will not be realized.

(k) Foreign Currencies
The functional currency of the majority of operations of EU Energy is the Euro but the reporting currency is Sterling as the parent company was a UK plc.

The applicable conversion rate from UK Pounds Sterling to US Dollars was $1.886 as at August 28, 2006. The comparable conversion rate as at June 30, 2006, was $1.816. The monthly weighted average rate for the nine months ended June 30, was $1.774 and the monthly weighted average rate for the year ended September 30, 2005 was $1.849. The high and low exchange rates for the seven months ended July 31, 2006 in US Dollars to Pounds Sterling were:

       -----------------------------------------------------------------
                                            High              Low
       -----------------------------------------------------------------
       July, 2006                           1.863             1.823
       -----------------------------------------------------------------
       June, 2006                           1.882             1.816
       -----------------------------------------------------------------
       May, 2006                            1.894             1.872
       -----------------------------------------------------------------
       April, 2006                          1.825             1.733
       -----------------------------------------------------------------
       March, 2006                          1.755             1.726
       -----------------------------------------------------------------
       February, 2006                       1.777             1.737
       -----------------------------------------------------------------
       January, 2006                        1.786             1.722
       -----------------------------------------------------------------